+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Mooney                      James                            P
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        (Last)                      (First)                        (Middle)
c/o OM Group, Inc.
50 Public Square, Suite 3500
Cleveland, Ohio 44113-2204
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                                   (Street)

   Cleveland                           OH                          44113-2204
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        (City)                      (State)                           (Zip)

    United States
2.  Issuer Name and Ticker or Trading Symbol   OM Group, Inc. (OMGI)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)   ###-##-####
                --------------

4.  Statement for Month/Year 11/2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X               X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
                   Chairman and CEO, OM Group Inc.
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock          11/29/00     J              13.303        A         /3/         353,053               I          Lion, LP/1/
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/1/ Limited Partners transfer of shares into Limited Partnership in which James P. Mooney is General & Managing Partner.
/2/ Transfer of annual stock options granted to James P. Mooney from 12/31/91 through 11/5/99, with exercise price range $5.04 to
    39.94 to Lion Investment Co., Limited Partnership.
/3/ Contribution to Partnership Capital.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
 Stock Option                        5.04               10/26/00            J                                       D
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 Stock Option                        5.04               10/26/00            J                        A
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 Stock Option                       12.25               10/26/00            J                                       D
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 Stock Option                       12.25               10/26/00            J                        A
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 Stock Option                       13.00               10/26/00            J                                       D
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 Stock Option                       13.00               10/26/00            J                        A
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 Stock Option                       19.75               10/26/00            J                                       D
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 Stock Option                       19.75               10/26/00            J                        A
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 Stock Option                       26.67               10/26/00            J                                       D
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 Stock Option                       26.67               10/26/00            J                        A
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 Stock Option                       39.94               10/26/00            J                                       D
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 Stock Option                       39.94               10/26/00            J                        A
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 Stock Option                       35.38               10/26/00            J                                       D
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 Stock Option                       35.38               10/26/00            J                        A
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 Stock Option                       36.25               10/26/00            J                                       D
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 Stock Option                       36.25               10/26/00            J                        A
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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
                             12/31/91  12/31/01  Common Stock  177,161        /3/           0               D
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                             12/31/91  12/31/01  Common Stock  177,161        /3/     177,161               I          By Lion LP(2)
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                             11/23/93  11/23/03  Common Stock   55,511        /3/           0               D
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                             11/23/93  11/23/03  Common Stock   55,511        /3/      55,511               I          By Lion LP(2)
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                             11/8/94  11/8/04    Common Stock   56,154        /3/           0               D
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                             11/8/94  11/8/04    Common Stock   56,154        /3/      56,154               I          By Lion LP(2)
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                             11/7/95  11/7/05    Common Stock   57,000        /3/           0               D
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                             11/7/95  11/7/05    Common Stock   57,000        /3/      57,000               I          By Lion LP(2)
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                             11/5/96  11/5/06    Common Stock   56,400        /3/           0               D
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                             11/5/96  11/5/06    Common Stock   56,400        /3/      56,400               I          By Lion LP(2)
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                             10/27/97 10/27/07   Common Stock   55,000        /3/           0               D
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                             10/27/97 10/27/07   Common Stock   55,000        /3/      55,000               I          By Lion LP(2)
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                             11/8/98  11/8/08    Common Stock   83,000        /3/           0               D
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                             11/8/98  11/8/08    Common Stock   83,000        /3/      83,000               I          By Lion LP(2)
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                             11/5/99  11/5/09    Common Stock   85,000        /3/           0               D
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                             11/5/99  11/5/09    Common Stock   85,000        /3/      85,000               I          By Lion LP(2)
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/1/ Limited Partners transfer of shares into Limited Partnership in which James P. Mooney is General & Managing Partner.
/2/ Transfer of annual stock options granted to James P. Mooney from 12/31/91 through 11/5/99, with exercise price range $5.04 to
    39.94 to Lion Investment Co., Limited Partnership.
/3/ Contribution to Partnership Capital.

Explanation of Responses:

          /s/ James P. Mooney                 11/11/2000
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

1.  Limited Partners transfer of shares into limited partnership in which James
    P. Mooney is General & Managing Partner.

2. Transfer of annual stock options granted to James P. Mooney from 12/31/91 through 11/5/99, with exercise price range $5.04 to $39.94 to Lion Investment Co., Limited Partnership. Aggregate number of options, 625,226.

3.  Contribution to partnership capital.